SCHEDULE A
to the
INVESTMENT SUB-ADVISORY AGREEMENT
Dated May 13, 2020 between
Roundhill Financial Inc.
and
Exchange Traded Concepts, LLC
and
Listed Funds Trust

The Adviser will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, calculated daily and paid monthly, at an annual rate based on the accumulative average daily net assets of each fund that ETC sub-advises and Roundhill is the Investment Adviser (or the Fund Sponsor), and subject to a minimum annual fee as follows:

Minimum Annual Fee	Asset-Based Fee
$15,000	4 bps (0.04%) on the first $200 million 3.5 bps (0.035%) on the next $800 million 3 bps (0.03%) on the next $1 billion 2.5 bps (0.025%) on the balance over $2 billion

Current series of the Trust covered by this Sub-Advisory Agreement
Roundhill Global Esports ETF
Roundhill Sports Betting & iGaming ETF
Roundhill Streaming Services & Technology ETF
Roundhill Pro Sports, Media & Apparel ETF
IN WITNESS WHEREOF, the parties hereto have caused this Schedule A to be signed on their behalf by their duly authorized officers as of January 14, 2021.

ROUNDHILL FINANCIAL INC. By: /s/ Will Hershey Name: Will Hershey Title: Chief Executive Officer
EXCHANGE TRADED CONCEPTS, LLC By: /s/ J. Garrett Stevens Name: J. Garrett Stevens Title: Chief Executive Officer
LISTED FUNDS TRUST By: /s/ Kent Barnes Name: Kent P. Barnes Title: Secretary